Exhibit 15

July 24, 2007

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Commissioners:

We are aware that our reports dated April 20, 2007 and July 20, 2007 on our reviews of interim financial information of United Technologies Corporation (the “Corporation”) for the three-month periods ended March 31, 2007 and 2006 and the three and six-month periods ended June 30, 2007, respectively, and included in the Corporation’s quarterly reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007 are incorporated by reference in its Registration Statement on Form S-3 dated July 24, 2007.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP